EXHIBIT 12.1

                   Chukchansi Economic Development Authority

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                                                Period from          (Unaudited)
                                                               June 15, 2001        Nine Months
                                                                  through               Ended
                                                               December 31,         September 30,
                                                                   2001                 2002

Computation of earnings
Income (loss) before income taxes and extraordinary item          $ (3,197,759)       $ (1,330,820)

Add:
Fixed charges                                                          299,042              35,702
                                                             ------------------    ----------------
     Earnings, as adjusted                                        $ (2,898,717)       $ (1,295,118)
                                                             ==================    ================

Computation of fixed charges:
Interest expense                                                     $ 299,042            $ 35,702
Estimated interest within rental/lease expense (1)                           -                   -
                                                             -----------------     ----------------
     Fixed charges                                                   $ 299,042            $ 35,702
                                                             =================     ================
Ratio of earnings to fixed charges (2)                                       -                   -



(1) For purposes of computing the ratio of earnings to fixed charges, estimated interest within rental & lease expense is computed as one-half of rent/lease expense, which is deemed to be representative of an interest factor.

(2) Deficiency of earnings to fixed charges                       $ (2,599,675)       $ (1,259,416)
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